Exhibit 99.1

Digimarc Adds ServiceNow Chief Marketing Officer and

Forbes Entrepreneurial CMO 50 Leader, Michael Park, to its Board of Directors

Park brings transformative go-to-market innovation and expertise to

Digimarc as the company hits an inflection point

BEAVERTON, Ore. – January 9, 2024 – Digimarc Corporation (Nasdaq: DMRC), the leader in product digitization and pioneer in digital watermarking, today announced that ServiceNow Chief Marketing Officer Michael Park has been elected to the company’s Board of Directors, effective January 9, 2024. He has been appointed to the Governance, Nominating, and Sustainability and Compensation and Talent Management Committees.

Park brings an innovative and strategic mindset to business challenges with a strong track record of driving operational rigor and organizational change with a commitment to cross-company collaboration. Park has led business transformation and go-to-market strategies at critical junctures for some of the world’s leading technology companies, including Microsoft, SAP, HP, Siebel Systems and ServiceNow, where he serves as Chief Marketing Officer (CMO).

“Our growth is at an inflection point and the opportunities ahead of us are massive,” said Digimarc President and CEO Riley McCormack. “Adding Michael’s world-class go-to-market experience to our Board of Directors is perfectly timed. I’m excited to work with Michael and to leverage his expertise to go even further, faster.”

“Michael’s depth of marketing expertise, ability to drive growth at scale, and impressive tenure at multiple, industry-leading technology companies will be an incredible asset to our Board. His insights on engaging customers through every stage of their journey specifically will be integral to helping the company execute on all the exciting opportunities ahead,” commented Alicia Syrett, Board Chair and Chair of the Governance, Nominating, and Sustainability Committee. “We are thrilled to welcome Michael as the newest member to our very engaged and dedicated team.”

“Digimarc presents a tremendous opportunity for the markets it serves. Positioned at the intersection of customer needs, technology innovation, and business model transformation, Digimarc is the obvious solution for product digitization. I thrive in this intersection,” Park said. “I’m excited to join Digimarc’s Board to help guide the company as it leads the way to protect content creators and consumers in an era of generative AI, contributes to the fight to end plastic pollution, and so much more.”

In 2023, Park was named to the Forbes Entrepreneurial CMO 50 list, and his insights into marketing leadership and the role of technology in business transformation have been featured in Business Insider and the Wall Street Journal. Park earned a Bachelor of Arts degree in economics and finance from the University of Rochester and a Master of Business Administration from the Harvard Graduate School of Business.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a global leader in product digitization. A pioneer in digital watermarks, Digimarc connects every physical and digital item to a digital twin that enables the capture of product data, records events and interactions, and supports powerful new automations. Trusted to deter counterfeiting of global currency for 25 years, Digimarc is also recognized for ensuring product authenticity, improving plastics recycling, and more, with a commitment to promoting a prosperous, safer, and more sustainable world. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. See more at Digimarc.com.

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Media Contacts:

Susan Baldwin

Digimarc Corporation

509-939-1137

PR@digimarc.com

Nikki Habibi

The Hoffman Agency

971-226-4375

Digimarc@hoffman.com